                                                                    EXHIBIT 11.1
                                CATALYTICA, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                       (IN THOUSANDS, PER SHARE AMOUNTS)

Primary:                                                       Three Months ENDED                Nine MONTHS ENDED
                                                                  SEPTEMBER 30,                    September 30,
                                                         -------------------------------  --------------------------------
                                                              1997            1996             1997             1996
                                                         --------------  ---------------  ---------------  ---------------
Weighted Average Shares Outstanding:
Common shares                                                    40,917          19,326           26,897           19,257
Warrants                                                          1,233              --               --               --
Stock options                                                       623              --               --               --
                                                                -------         -------          -------          -------
Total weighted average shares outstanding                        42,773          19,326           26,897           19,257

Income (Loss) per share:
Net income (loss)                                               $   743         $  (972)         $(3,410)         $(5,152)
                                                                =======         =======          =======          =======

Net income (loss) per share                                     $  0.02         $ (0.05)         $ (0.13)         $ (0.27)
                                                                =======         =======          =======          =======


The earnings per share for the three and nine months ended September 30, 1997 and 1996 calculated on a fully diluted basis is the same as primary earnings per share as shown above.



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